FOR IMMEDIATE RELEASE

Investor Contact:
Carol DiRaimo, (913) 967-4109

Media Contact:
Laurie Ellison, (913) 967-2718

          Applebee's International Holds Annual Meeting of Stockholders

OVERLAND PARK, KAN., May 25, 2007 - Applebee's International, Inc. (Nasdaq:APPB) held its Annual Meeting of Stockholders today.

At the meeting, stockholders elected six directors: Richard C. Breeden, Laurence
E. Harris, Jack P. Helms, Lloyd L. Hill, Burton M. Sack and Michael A. Volkema. Mr. Helms will serve for a two-year term until the 2009 Annual Meeting, and each of the other directors will serve for a three-year term until the 2010 Annual Meeting. Each of the nominees received more than 95 percent of the votes cast.

Stockholders also approved an amendment to the company's Employee Stock Purchase Plan and ratified the selection of Deloitte & Touche LLP as the company's independent registered public accounting firm for the 2007 fiscal year. These proposals received the affirmative vote of more than 96 percent and 98 percent, respectively, of the votes cast.

In reiterating the company's most recent public statements, Dave Goebel, president and chief executive officer, said the Strategy Committee of the Board of Directors is continuing its thorough evaluation of alternatives and detailed due diligence discussions before asking potential buyers to submit definitive, binding proposals. Mr. Goebel reiterated that it is premature to comment on the likelihood or potential values in a recapitalization or sale relative to the other options the committee is evaluating. There can be no assurance that any transaction will be pursued, or if pursued, that it will be consummated by the company.

The company does not expect to disclose further developments regarding the process until after the committee has completed its review and evaluation of strategic alternatives.

Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. As of April 29, 2007, there were 1,937 restaurants operating system-wide in 49 states, 16 international countries, and one U.S. territory. Additional information on Applebee's International can be found at the company's website (www.applebees.com).

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